NOTE PURCHASE AGREEMENT

This Note Purchase Agreement (this “Agreement”) is made and entered into as of September 14, 2010 by and between China New Energy Group Company, a Delaware corporation (the “Company”), and with offices at_______________ (the “Investor”).

WHEREAS, the Company desires to issue and sell to the Investor, and the Investor desires to purchase from the Company the promissory note described below pursuant to an exemption from registration under Section 4(2) and/or Regulation D under the Securities Act of 1933, as amended (the “Securities Act”), on the terms and conditions set forth in this Agreement;

WHEREAS, concurrently with this Agreement, the Company is entering into a Note Purchase Agreement (the “SLS Agreement”), dated as of the date hereof, by and between the Company and _________ (“___”) substantially in the form of this Agreement pursuant to which the Company desires to issue and sell to __, and __ desires to purchase from the Company the promissory note described therein pursuant to an exemption from registration under Section 4(2) and/or Regulation D under the Securities Act on the terms and conditions set forth in the SLS Agreement; and

WHEREAS, Investor wishes to loan to the Company the sum of ______________ (U.S. $_______) on the terms and conditions set forth in the convertible promissory note annexed hereto as Exhibit A (the “Note”).

NOW, THEREFORE, the parties hereby agree as follows:

1.     LOAN AND NOTE. The Investor has agreed to loan to the Company the sum of ____________ (U.S. $_______) on the terms and conditions set forth in the Note (the “Loan”).

2.    CLOSING AND PAYMENT.

2.1    The Closing. At the Closing, the Company will issue the Note to the Investor in the form of Exhibit A attached hereto and subject to the terms and conditions hereof, and in reliance upon the written representations and warranties of the Company the Investor will make the Loan.  The closing shall be held on September __, 2010, or such other date as the parties may agree upon (the “Closing” and the “Closing Date”) at the offices of Guzov Ofsink, LLC, 600 Madison Avenue, New York, New York 10022, U.S.A., at 10:00 a.m., or by such means upon which the parties may agree.

2.2    Closing Deliveries. At the Closing, the Loan shall be paid by wire transfer of immediately available funds to the account designated by the Company in writing prior to the Closing and the Company will deliver to the Investor a Note in its name and in such denominations as the Investor may specify prior to the Closing.

3.     REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to the Investor as follows:

3.1    Organization and Good Standing.  The Company (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and (b) is duly qualified or registered to do business as a foreign corporation in each jurisdiction (i) listed on Section 3.1 of the Disclosure Schedules and (ii) except where the failure to be so qualified or licensed would not reasonably be expected to result in any change in or effect that, either individually or in the aggregate with all other changes or effects, (i) is or is reasonably likely to be materially adverse to the assets, business, prospects, results of operations, or condition (financial or otherwise) of the Company, taken as a whole, or (ii) would materially impair the ability of the Company or Investor to (A) consummate the transactions contemplated by this Agreement or (B) perform its respective obligations hereunder or thereunder (the “Material Adverse Effect”).  The Company has provided to Investor complete and accurate copies of the Certificate of Incorporation, as amended, and By-laws, as amended, of the Company.

3.2    Capital Structure.

(a)       Outstanding Capital Stock.  As of the Closing and after giving effect to the transactions contemplated hereby, the authorized capital stock of the Company will consist of the following shares and other rights and securities:

(i)           Preferred Stock.  A total of 10,000,000 authorized shares of Preferred Stock (“Preferred Stock”), of which (i) 5,500,000 shares are designated as Series A Preferred Stock, par value $0.001 per share, 2,098,918 of which Series A Preferred Stock are issued and outstanding, (ii) 2,000,000 shares are designated as Series B Preferred Stock, of which 1,116,388 shares are issued and outstanding, (iii) 25 shares will be designated as Series C Preferred Stock, 22.48 of which shares will be issued and outstanding immediately following the consummation of the transactions contemplated hereby, and (iv) four shares will be designated as Series D Preferred Stock, all of which shares will be issued and outstanding immediately following the consummation of the transactions contemplated hereby.

(ii)           Common Stock.  A total of 500,000,000 authorized shares of Common Stock, par value $0.001 per share, of which 107,070,281 shares are issued and outstanding.

(b)          Options, Warrants, Reserved Shares, Treasury Stock.  Except as set forth on Section 3.2(b) of the Disclosure Schedules, there are no outstanding subscriptions, options, warrants, agreements, arrangements, commitments or rights of any kind (including conversion rights) for or relating to the issuance by, or purchase or acquisition from, the Company of any shares of the Company's capital stock or any securities convertible into or ultimately exchangeable or exercisable for any shares of the Company's capital stock, or other similar rights, including stock appreciation and phantom stock rights, nor is the Company obligated in any manner to issue any shares of its capital stock or other securities.  Except pursuant to this Agreement, the SLS Agreement, Series A Financing Transaction Document, Series B Financing Transaction Document or Series C and Series D Financing Transaction Document, the Company has no obligation to purchase, redeem or otherwise acquire any of its capital stock or any securities convertible into or ultimately exchangeable or exercisable for any shares of the Company’s capital stock, or other similar rights.  As of the Closing, except as set forth on Section 3.2(b) of the Disclosure Schedules or as permitted by the SLS Agreement, Series A Financing Transaction Document, Series B Financing Transaction Document or Series C and Series D Financing Transaction Document, there are (A) no preemptive rights, rights of first refusal, put or call rights or obligations or anti-dilution rights with respect to the issuance, sale or redemption of the Company’s capital stock, (B) no rights to have the Company’s capital stock registered for sale to the public in connection with the laws of any jurisdiction, (C) no documents, instruments or agreements relating to the voting of the Company’s voting securities or restrictions on the transfer of the Company’s capital stock, or (D) no agreements, documents or commitments (written or oral) of the Company providing for the acceleration of vesting (or lapse of a repurchase right) upon the occurrence of any event with respect to any outstanding securities, options, warrants or other purchase rights.  The Company holds no shares of its capital stock in its treasury.

(c)          Security Holders.  Section 3.1(c) of the Disclosure Schedules contains a complete and accurate list of the names of all current stockholders of the Company and all current holders of outstanding warrants, options, or other rights ultimately exchangeable, exercisable or convertible for or into capital stock, segregated by the type of security held by each such holder, the amount of such security held by such holder, the exercise price, if any, for such security, and in the case of securities exchangeable, exercisable or convertible into Common Stock, the amount of Common Stock into which such securities are exchangeable, exercisable or convertible.

(d)          Compliance with Securities Laws.  As of the Closing and after giving effect to the transactions contemplated hereby, all of the issued and outstanding securities of the Company will have been duly and validly authorized and issued, and will be fully paid and non-assessable, free and clear of all Liens (other than restrictions under the SLS Agreement, any Series A Financing Transaction Document, Series B Financing Transaction Document or Series C and Series D Financing Transaction Document, or applicable federal and state securities laws), and will have been offered, issued, sold and delivered in compliance with applicable federal, state and foreign securities laws and not subject to any preemptive rights which have not been waived.

3.3       Power, Authorization and Validity.  The Company has the corporate power, legal capacity and corporate authority to carry on its business as presently conducted, to enter into and perform its obligations under this Agreement, and to carry out the transactions contemplated hereby, and to issue, sell and deliver the Note.

(a)          The execution, delivery and performance by the Company of this Agreement and each of the other Transaction Documents to which it is a party, the sale, issuance and delivery of the Note, have been duly and validly approved and authorized by all necessary corporate action on the part of the Company and its shareholders, if necessary.

(b)          This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by the other party hereto, constitutes or will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar laws affecting creditors’ rights generally and general principles of equity.

3.4      Non-contravention.

(a)          The execution and delivery by the Company of this Agreement, the consummation by the Company of the transactions contemplated hereby, the performance by the Company of its obligations hereunder, and the sale, issuance and delivery of the Note, do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to a loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties or assets of the Company or its Subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of (i) the Company’s Certificate of Incorporation, as amended, and as in effect on the date hereof, or the Bylaws, as amended, and as in effect on the date hereof, of the Company, (ii) except as set forth in Section 3.4 of the Disclosure Schedules, any agreement to which the Company or any Subsidiary is a party or otherwise bound or otherwise under which the Company or any Subsidiary has rights or benefits, or (iii) any Law or Order; in each case applicable to the Company, its Subsidiaries or any of their properties or assets; except, in the case of clauses (ii) and (iii) above where any such conflict, violation, breach, default, right of termination, cancellation or acceleration, creation of Lien, or increased, additional, accelerated or guaranteed rights or entitlements, would not result in a Material Adverse Effect.

(b)          No consent, approval, order or authorization of, registration, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Company in connection with the execution and delivery by the Company of this Agreement, the consummation by the Company of the transactions contemplated hereby, or the performance by the Company of its obligations hereunder, or the sale, issuance and delivery of the Note, except for such consents, approvals, orders, authorizations, registrations, declarations, filings and notices set forth in Section 3.4(b) of the Disclosure Schedules.

3.5      Title to Personal Property and Assets.

(a)          The Company or one of its Subsidiaries is the true and lawful owner and has good and valid title to all assets (tangible or intangible) reflected on the audited consolidated balance sheet of the Company included in the Annual Report on Form 10-K for fiscal year ended December 31, 2009 (the “Balance Sheet”, and the date of the Balance Sheet, the “Balance Sheet Date”) or thereafter acquired, except those sold or otherwise disposed of for fair value in the ordinary course of business consistent with past practice since the Balance Sheet Date, in each case free and clear of all Liens other than Permitted Liens; and except where the failure to have good and valid title would not result in a Material Adverse Effect.

(b)           The Company and its Subsidiaries collectively own or lease all tangible assets sufficient for the conduct of its businesses as presently conducted.  Each tangible asset of the Company or any of its Subsidiaries is located at one of the Owned Real Properties or Leased Properties.  The tangible assets of the Company and its Subsidiaries are free from material defects, have been maintained in accordance with the past practice of the Company and generally accepted industry practice, are in satisfactory working order and are suitable for the purposes for which they are presently used.  All material leased personal property of the Company and its Subsidiaries is in good working order, ordinary wear and tear excepted, and is in all material respects in the condition required of such property by the terms of the lease applicable thereto.

3.6      Subsidiaries.

(a)          Section 3.6(a) of the Disclosure Schedules sets forth, with respect to each Subsidiary of the Company: (i) the name of such Subsidiary, (ii) the number and type of outstanding capital stock or other voting or equity interests of such Subsidiary, (iii) the jurisdiction of organization of such Subsidiary, and (iv) the jurisdiction in which such Subsidiary is qualified or holds licenses to do business as a foreign corporation or other entity.

(b)          Each Subsidiary of the Company (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) has all requisite power and authority to carry on its business as now being conducted and as proposed to be conducted, and (iii) except where failure to be so qualified or licensed would not reasonably be expected to result in a Material Adverse Effect, is duly qualified or licensed to do business, and (iv) is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, which jurisdictions are listed in Section 4.6(a) of the Disclosure Schedules.  The Company has provided to Investor complete and accurate copies of the certificate of incorporation, as amended, and Bylaws, as amended (or other similar organizational documents) of each Subsidiary.

(c)          Except as set forth in Section 3.6(c) of the Disclosure Schedules, neither the Company nor any of its Subsidiaries has any written agreement in respect of any strategic partnership, joint venture, cooperation arrangement or other similar relationship providing for joint development efforts, nor does the Company or a Subsidiary have any direct or indirect interest in or control over any corporation, partnership, joint venture or other entity of any kind.  The term “control” for purposes of this Section 3.6 shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

3.7      Financial Statements; GAAP Treatment of Financial Statements.

(a)          The financial statements of the Company included in the SEC Documents (as defined below) (the “Financial Statements”) comply as to form and substance in all material respects with applicable accounting requirements and the published rules and regulations of the Commission or other applicable rules and regulations with respect thereto.  Such financial statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) consistently applied during the periods covered thereby, and fairly present in all material respects the financial position of the Company and its Subsidiaries as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(b)          To the Knowledge of the Company, the Company and its Subsidiaries have no debts, liabilities, or obligations in a material amount, either individually or in the aggregate, of any nature, whether accrued, absolute, contingent, or otherwise, and whether due or to become due, that are not reflected or reserved against in the Financial Statements, which are required to be disclosed or which would cause a Material Adverse Change.  To the Knowledge of the Company, the reserves, if any, reflected on the Financial Statements, are adequate in light of the contingencies with respect to which they are made.  There has been no material change in the Company's accounting policies except as described in the notes to the Financial Statements.

3.8      Absence of Certain Changes and Events.  Since the Balance Sheet Date, except as contemplated herein, in the SLS Agreement, in any Series A Financing Transaction Document, Series B Financing Transaction Document or Series C and Series D Financing Transaction Document, or as set forth on Section 3.8 of the Disclosure Schedules, the Company and its Subsidiaries have not:

(a)          to the Knowledge of the Company, suffered any Material Adverse Change;

(b)          suffered any damage, destruction or loss, whether or not covered by insurance, in an amount in excess of $100,000;

(c)          granted or agreed to make any increase in the compensation payable or to become payable by the Company or a Subsidiary to any officer or employee, except for normal raises for non-executive personnel made in the ordinary course of business that are usual and normal in amount;

(d)          declared, set aside or paid any dividend or made any other distribution on or in respect of the shares of capital stock of the Company or a Subsidiary, or declared or agreed to any direct or indirect redemption, retirement, purchase or other acquisition by the Company or a Subsidiary of such shares;

(e)          issued any shares of capital stock of the Company or a Subsidiary, or any warrants, rights or options thereof, or entered into any commitment relating to the shares of capital stock of the Company or a Subsidiary;

(f)          adopted or proposed the adoption of any change in the Company’s Certificate of Incorporation or Bylaws;

(g)          made any change in the accounting methods or practices they follow, whether for general financial or Tax purposes, or any change in depreciation or amortization policies or rates adopted therein, or any Tax election;

(h)         sold, leased, abandoned or otherwise disposed of any real property or any machinery, equipment or other operating property other than in the ordinary course of their business;

(i)          sold, assigned, transferred, licensed or otherwise disposed of any Company Intellectual Property or interest thereunder or other intangible asset except in the ordinary course of their business;

(j)          been involved in any dispute involving any employee which would reasonably be expected to result in a Material Adverse Change;

(k)         entered into, terminated or modified any employment, severance, termination or similar agreement or arrangement with, or granted any bonuses (or bonus opportunity) to, or otherwise increased the compensation of any executive officer or Key Employee;

(l)          entered into any material commitment or transaction (including without limitation any borrowing or capital expenditure);

(m)        amended or modified, or waived any default under, any Material Contract;

(n)         to the Knowledge of the Company, incurred any material liabilities, contingent or otherwise, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with GAAP, and whether due or to become due), except for accounts payable or accrued salaries that have been incurred by the Company since the Balance Sheet Date, in the ordinary course of its business and consistent with the Company’s past practices;

(o)         permitted or allowed any of their material property or assets to be subjected to any Lien, except for Permitted Liens;

(p)         settled any claim, litigation or action, whether now pending or hereafter made or brought;

(q)         made any capital expenditure or commitment for additions to property, plant or equipment individually in excess of $100,000, or in the aggregate, in excess of $250,000;

(r)          paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets to, or entered into any agreement or arrangement with any of their Affiliates, officers, directors or stockholders or, to the Company's Knowledge, any Affiliate or associate of any of the foregoing;

(s)         made any amendment to, or terminated any agreement that, if not so amended or terminated, would be material to the business, assets, liabilities, operations or financial performance of the Company or a Subsidiary;

(t)          compromised or settled any claims relating to Taxes, any Tax audit or other Tax proceeding, or filed any amended Tax Returns;

(u)         merged or consolidated with any other Person, or acquired a material amount of assets of any other Person;

(v)         entered into any agreement in contemplation of the transactions specified herein other than this Agreement; or

(w)        agreed to take any action described in this Section 3.8 or which would reasonably be expected to otherwise constitute a breach of any of the representations or warranties contained in this Agreement or any other Transaction Documents.

3.9      Compliance with Laws.  The Company and its Subsidiaries are, and since their respective formations have been, in compliance in all material respects with all applicable Laws of any Governmental Authority applicable to their business or operations. The Company and each of its Subsidiaries have all franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals necessary for the conduct of its business in all material respects as now being conducted by it except where the failure to so comply would not have a Material Adverse Effect.  Neither the Company nor any of its Subsidiaries has received a notice or other written communication alleging a possible violation by the Company or a Subsidiary of any applicable Law of any Governmental Authority applicable to their business or operations.

3.10 Permits. The Company and its Subsidiaries validly hold and have in full force and effect all material Permits necessary for them to own, lease or operate their properties and assets and to carry on their business as now conducted, and there has occurred no violation of, or default (with or without notice or lapse of time or both) under, or event giving to any other Person any right of termination, amendment or cancellation of, any such Permit.  The Company and its Subsidiaries have complied in all material respects with the terms and conditions of all Permits issued to or held by them, and such Permits will not be subject to suspension, modification, revocation or non-renewal as a result of the consummation of the transactions set forth in this Agreement, or the execution and delivery hereof.  No proceeding is pending or, to the Knowledge of the Company, threatened, seeking the revocation or limitation of any Permit.

3.11 Real Property.

(a)         Owned Real Property.  Section 3.11(a) of the Disclosure Schedules lists all real property owned by the Company or its Subsidiaries (each, an “Owned Real Property” and together, the “Owned Real Properties”), including the address of such properties.  The Company or a Subsidiary of the Company has good and marketable title to each parcel of Owned Real Property (including all buildings, structures, fixtures and improvements thereon and all rights thereto), free and clear of all Liens, except Permitted Liens, none of which materially interfere with the use of, or materially detracts from the value of, or the marketability of, such Owned Real Property.

(b)         Leased Real Property.   Section 3.11(b) of the Disclosure Schedules lists all real property leased by the Company or its Subsidiaries (each, a “Leased Property” and together, the “Leased Properties”).  The Company has delivered to Investor complete and accurate copies of all such leases, and any operating agreements relating thereto.  With respect to each Leased Property, (i) the Company or a Subsidiary of the Company has good and valid title to the leasehold estate relating thereto, free and clear of all Liens, assignments, subleases, easements, covenants, rights of way and other similar restrictions of any nature whatsoever, other than Permitted Liens, (ii) the lease relating to such Leased Property is in writing and is valid and binding, in full force and effect and enforceable against the Company or the leasing Subsidiary and, to the Knowledge of the Company, the other parties thereto, in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar laws affecting creditors’ rights generally and general principles of equity, and (iii) the Company is not and, to the Knowledge of the Company, no other party to the lease relating to such Leased Property is, in breach or violation of, or in default under, such lease.

(c)         There are no rights of first refusal, options to purchase, purchase agreements, contracts for deed or installment sale agreements in effect with respect to all or any part of the Real Property.

(d)         The Real Property comprises all of the real property used by the Company in connection with the operation of the Company Business.

(e)         The buildings and improvements on the Real Property are in good operating condition and in a state of good and working maintenance and repair, ordinary wear and tear excepted, and are adequate and suitable for their current uses and purposes.

(f)          There are no physical conditions or defects on any part of the Real Property which would impair or would reasonably be expected to impair the continued operation of the Company Business.

3.12 Intellectual Property.

(a)         All Necessary Rights; Absence of Actions and Judgments. Section 3.12(a) of the Disclosure Schedules sets forth all of the Company Intellectual Property.  The Company owns and has good and exclusive title, or has a valid, subsisting and enforceable license (sufficient for the conduct of its business) to all Company Intellectual Property; except where the failure to have good and/or exclusive title or a valid, subsisting and enforceable license would not have a Material Adverse Effect.  Except as set forth in Section 3.12(a) of the Disclosure Schedules, to the Knowledge of the Company, there are no proceedings or actions currently before any Governmental Authority anywhere in the world relating to Company Intellectual Property, and no Company Intellectual Property is subject to any outstanding Order or Contract (including any settlement agreement) restricting in any manner the Use, transfer, or licensing thereof by the Company, or which may affect the validity, Use or enforceability thereof.  To the Knowledge of the Company, the Company has the right to bring actions for infringement of all Company Intellectual Property owned by or exclusively licensed to it.

(b)         No Violation.  The execution, delivery and performance of this Agreement and each of the other Transaction Documents, and the consummation of the transactions contemplated hereby or thereby, will not (i) breach, violate or conflict with, or result in the modification, cancellation, or suspension of any instrument or other Contract relating to any Company Intellectual Property, (ii) cause the forfeiture or termination or give rise to a right of forfeiture or termination of any Company Intellectual Property or any of the Company’s rights therein or thereto, (iii) in any way impair any existing right of the Company to Use, or to bring any action for the infringement of, any Company Intellectual Property, or any portion thereof, or (iv) give rise to any right or acceleration of any royalties, fees or other payments to any third party. Immediately following the Closing Date, the Company will be permitted to exercise all of the Company’s rights under all Contracts relating to Company Intellectual Property to the same extent the Company was able to in the absence of the transactions contemplated hereby.

(c)         No Infringement.  To the Knowledge of the Company, no Use of the Company Intellectual Property by the Company or any of its Subsidiaries breaches, has violated or conflicted with, or violates or conflicts with any license (or sublicense) or other Contract of the Company with any third party.  To the Knowledge of the Company, the Use of the Company Intellectual Property and the conduct of the Company Business have not, and do not, infringe or misappropriate, any common law or statutory rights of any third party, including, without limitation, rights relating to defamation, contractual rights, Intellectual Property or other proprietary rights, rights of privacy or publicity.  To the Knowledge of the Company, no third party has breached or violated or is breaching or violating any Contract with the Company or any of its Subsidiaries relating to any Company Intellectual Property, or has infringed or misappropriated or is infringing or misappropriating any Company Intellectual Property except as set forth in Section 3.12(c) of the Disclosure Schedules.  Neither the Company nor any of its Subsidiaries has received any notice (whether in the form of invitation to license or otherwise) from any third party that any Company Intellectual Property or the conduct of the Company Business, has infringed or misappropriated or does or will infringe or misappropriate any common law or statutory rights of any other third party, including, without limitation, rights relating to defamation, contractual rights, Intellectual Property or other proprietary rights, rights of privacy or publicity, nor, to the Knowledge of the Company, is there any basis for any such assertion. There is no pending or, to the Knowledge of the Company, threatened claim, litigation or proceeding contesting or challenging the ownership of or the validity or enforceability of, or the Company’s right to Use, any Company Intellectual Property, nor, to the Knowledge of the Company, is there any basis for any such claim, litigation or proceeding.

3.13 Contracts.

(a)        Except as disclosed in Section 3.13(a) of the Disclosure Schedules, or as permitted under the SLS Agreement, the Series A Financing Transaction Documents, Series B Financing Transaction Document or Series C and Series D Financing Transaction Document, neither the Company nor any Subsidiary is party or subject to, or bound by:

(i)          any agreements, contracts or commitments that call for prospective fixed and/or contingent payments or expenditures by or to the Company or a Subsidiary of more than $100,000, or which is otherwise material and not entered into in the ordinary course of business;

(ii)          any contract, lease or agreement involving payments in excess of $100,000, which is not cancelable by the Company or the Subsidiary, as applicable, without penalty on not less than 60 days notice;

(iii)         any contract, including any distribution agreements, containing covenants directly or explicitly limiting the freedom of the Company or a Subsidiary to compete in any line of business or with any Person or to offer any of its products or services;

(iv)        any indenture, mortgage, promissory note, loan agreement, guaranty or other agreement or commitment for the borrowing of money or pledging or granting a security interest in any assets;

(v)         any employment contracts, non-competition agreements, invention assignments, severance or other agreements with officers, directors, employees, stockholders or consultants of the Company or a Subsidiary or Persons related to or affiliated with such Persons;

(vi)        any stock redemption or purchase agreements or other agreements affecting or relating to the capital stock of the Company or a Subsidiary, including, without limitation, any agreement with any stockholder of the Company or a Subsidiary which includes, without limitation, antidilution rights, voting arrangements or operating covenants;

(vii)       any pension, profit sharing, retirement, stock option or stock ownership plans;

(viii)      any royalty, dividend or similar arrangement based on the revenues or profits of the Company or a Subsidiary or based on the revenues or profits derived from any material contract;

(ix)         any acquisition, merger, asset purchase or other similar agreement;

(x)          any sales agreement which entitles any customer to a right of set-off, or right to a refund after acceptance thereof;

(xi)         any agreement with any supplier or licensor containing any provision permitting such supplier or licensor to change the price or other terms upon a breach or failure by the Company or its Subsidiary, as applicable, to meet its obligations under such agreement; or

(xii)        any agreement under which the Company or a Subsidiary has granted any Person registration rights for securities.

(b)        The Company has delivered to Investor accurate and complete copies of all written contracts identified in Section 3.13(b) of the Disclosure Schedules (collectively, the “Material Contracts”), including all amendments thereto.  Neither the Company nor any Subsidiary has entered into any oral contracts which, if written, would be required to be disclosed in Section 3.13(b) of the Disclosure Schedules.  Each of the Material Contracts is valid and in full force and effect, is enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar laws affecting creditors’ rights generally and general principles of equity, and will continue to be so immediately following the Closing Date.

(c)       Actions with Respect to Material Contracts.

(i)           Neither the Company nor any Subsidiary has violated or breached, or committed any default under, any Material Contract in any material respect, and, to the Company's Knowledge, no other Person has violated or breached, or committed any default under any Material Contract in any material respect; and

(ii)          To the Company's Knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, (A) result in a material violation or breach of any of the provisions of any Material Contract, (B) give any Person the right to declare a default or exercise any remedy under any Material Contract, (C) give any Person the right to accelerate the maturity or performance of any Material Contract or (D) give any Person the right to cancel, terminate or modify any Material Contract.

(d)       No Consents.  Except as set forth in Section 3.13 of the Disclosure Schedules, none of the Material Contracts contains any provision which would require the consent of third parties to the sale, issuance and/or delivery of the Note, or any of the other transactions as contemplated hereunder, or which would be altered as a result of such transactions.

3.14 Taxes.

(a)       The Company and its Subsidiaries have timely and properly filed all Tax Returns required to be filed by them for all years and periods (and portions thereof) for which any such Tax Returns were due.  All such filed Tax Returns are accurate in all material respects.  The Company has timely paid all Taxes due and payable (whether or not shown on filed Tax Returns).  There are no pending assessments, asserted deficiencies or claims for additional Taxes that have not been paid.  The reserves for Taxes, if any, reflected on the Financial Statements are adequate, and there are no Liens for Taxes on any property or assets of the Company and any of its Subsidiaries (other than Liens for Taxes not yet due and payable).  There have been no audits or examinations of any Tax Returns by any Governmental Authority, and the Company or its Subsidiaries have not received any notice that such audit or examination is pending or contemplated.  No claim has been made by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.  To the Knowledge of the Company, no state of facts exists or has existed which would constitute grounds for the assessment of any penalty or any further Tax liability beyond that shown on the respective Tax Returns.  There are no outstanding agreements or waivers extending the statutory period of limitation for the assessment or collection of any Tax.

(b)         All Taxes that the Company or its Subsidiaries has been required to collect or withhold have been duly withheld or collected and, to the extent required, have been paid to the proper Taxing authority.

(c)         Neither the Company nor any of its Subsidiaries is a party to any Tax-sharing agreement or similar arrangement with any other Person.

(d)         Neither the Company nor any of its Subsidiaries is currently under any contractual obligation to pay to any Governmental Authority any Tax obligations of, or with respect to any transaction relating to, any other Person, or to indemnify any other Person with respect to any Tax, other than pursuant to this Agreement.

(e)         The Company has made all necessary disclosures required by Treasury Regulation Section 1.6011-4.  The Company has not been a participant in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(f)          No payment or benefit paid or provided, or to be paid or provided, to current or former employees, directors or other service providers of the Company (including pursuant to this Agreement or the Rights Agreements) will fail to be deductible for federal income tax purposes under Section 280G of the Code.

3.15 Employees.

(a)         The Company and its Subsidiaries are not party to any collective bargaining agreements and, to the Company’s Knowledge, there are no attempts to organize the employees of the Company or any Subsidiary.

(b)         The Company and its Subsidiaries are not delinquent in payments to any of their employees for any wages, salaries, commissions, bonuses or other direct compensation for any service performed as of the date hereof or amounts required to be reimbursed to such employees.  The Company has delivered to Investor copies of all employment agreements to which the Company or a Subsidiary is a party (collectively, the “Employment Agreements”) and which have not previously been filed by the Company with the Commission.  Except as set forth in Section 3.15 of the Disclosure Schedules, the Company and its Subsidiaries have no policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment services.

(c)         Each Person who performs services for the Company or a Subsidiary has been, and is, properly classified by the Company or such Subsidiary as an employee or an independent contractor.

(d)         To the Company's Knowledge, no employee or advisor of the Company or a Subsidiary is or is alleged to be in violation of any term of any employment contract, disclosure agreement, proprietary information and inventions agreement or any other contract or agreement or any restrictive covenant or any other common law obligation to a former employer relating to the right of any such employee to be employed by the Company or such Subsidiary because of the nature of the business conducted or to be conducted by the Company or such Subsidiary or to the use of trade secrets or proprietary information of others, and the employment of the employees of the Company and its Subsidiaries does not subject the Company or the Company's stockholders to any liability.  There is neither pending nor, to the Company's Knowledge, threatened any actions, suits, proceedings or claims, or, to the Company’s Knowledge, any basis therefor or threat thereof with respect to any contract, agreement, covenant or obligation referred to in the preceding sentence.

3.16 Employee Benefit Plans.  No liability to the Pension Benefit Guaranty Corporation has been incurred with respect to any Plan (as defined below) by the Company or any of its Subsidiaries which is or would be materially adverse to the Company and its Subsidiaries.  The execution and delivery of this Agreement and the issuance and sale of the Note will not involve any transaction which is subject to the prohibitions of Section 406 of ERISA or in connection with which a tax could be imposed pursuant to Section 4975 of the Internal Revenue Code of 1986, as amended, provided that, if any of the Investors, or any person or entity that owns a beneficial interest in any of the Investors, is an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) with respect to which the Company is a “party in interest” (within the meaning of Section 3(14) of ERISA), the requirements of Sections 407(d)(5) and 408(e) of ERISA, if applicable, are met.  As used in this Section 4.16, the term “Plan” shall mean an “employee pension benefit plan” (as defined in Section 3 of ERISA) which is or has been established or maintained, or to which contributions are or have been made, by the Company or any subsidiary or by any trade or business, whether or not incorporated, which, together with the Company or any subsidiary, is under common control, as described in Section 414(b) or (c) of the Code.

3.17 Insurance.  The Company and its Subsidiaries maintain and keep in force with good and responsible insurance companies insurance in such amounts with such coverage or risks as are customary for similar businesses that operate in the same geographic regions as the Company and adequate to the needs of the Company and its Subsidiaries.  Section 3.17 of the Disclosure Schedules sets forth a list of such insurance policies, stating the name and address of the insurance provider and the amount of insurance. Except as set forth in Section 3.17 of the Disclosure Schedules, there are no claims by the Company or a Subsidiary pending under any such policies.  Such insurance policies are in full force and effect; all premiums with respect thereto are currently paid, and the Company and its Subsidiaries are in compliance with the terms thereof.  Each insurance policy shall continue to be in full force and effect immediately following the consummation of the transactions contemplated by this Agreement and the other Transaction Documents.  To the Company’s Knowledge, there is no threatened termination of any such insurance policies.

3.18 Compliance with Environmental Requirements.  Since their inception, neither the Company, nor any of its Subsidiaries have been, in violation of any applicable law relating to the environment or occupational health and safety, where such violation would have a Material Adverse Effect.  Each of Company and its Subsidiaries has operated all facilities and properties owned, leased or operated by it in material compliance with the Environmental Laws.

3.19 Litigation.  There is no action, suit, proceeding or investigation pending or, to the Company’s Knowledge, currently threatened against the Company, any Subsidiary or any of their properties or assets (a) that may impair the right or ability of the Company to carry on the Company Business; (b) that questions the validity of this Agreement or the other Transaction Documents or the Company’s ability to consummate the transactions contemplated hereby and thereby, or (c) that, if adversely determined, would reasonably be expected to have a Material Adverse Effect, and there is no basis for any of the foregoing.  Neither the Company nor any Subsidiary is a party to, named in, or subject to any Order.  There is no action, suit, proceeding or investigation by the Company currently pending or which the Company intends to initiate.

3.20 No Brokers.  Except as disclosed in Section 3.20 of the Disclosure Schedules, neither the Company nor, to the Company's Knowledge, any Company stockholder is obligated for the payment of fees or expenses of any broker or finder in connection with the origin, negotiation or execution of this Agreement or in connection with any transaction contemplated hereby.

3.21 Solvency.  The Company has not (a) made a general assignment for the benefit of creditors; (b) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by its creditors; (c) suffered the appointment of a receiver to take possession of all, or substantially all, of its assets; (d) suffered the attachment or other judicial seizure of all, or substantially all, of its assets; (e) admitted in writing its inability to pay its debts as they come due; or (f) made an offer of settlement, extension or composition to its creditors generally.

3.22 Related Party Transactions. Except as set forth in Section 3.22 of the Disclosure Schedules, none of the Company or any of its Affiliates, officers, directors, stockholders or employees, or any Affiliate of any of such Person, has any material interest in any property, real or personal, tangible or intangible, including Company Intellectual Property used in or pertaining to the business of the Company, except for the normal rights of a stockholder, or, to the Knowledge of the Company, any supplier, distributor or customer of the Company.

(a)         Except for the agreements listed in Section 3.22(a) of the Disclosure Schedules, there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, employees, Affiliates, or, to the Company's Knowledge, any Affiliate thereof.

(b)         To the Company's Knowledge, except as set forth in Section 3.22(b) of the Disclosure Schedules, no employee, officer or director of the Company or a Subsidiary has any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation that competes with the Company.  To the Company's Knowledge, no member of the immediate family of any officer or director of the Company is directly or indirectly interested in any Material Contract.

(c)         Except as set forth in Section 3.22(c) of the Disclosure Schedules, there are no amounts owed (cash and stock) to officers, director, consultants and Key Employees (salary, bonuses or other forms of compensation).

3.23   Disclosure. This Agreement (including exhibits hereto and the financial statements delivered to Investor), the Disclosure Schedules and the certificates and statements furnished pursuant to this Agreement by or on behalf of the Company do not contain any untrue statement of a material fact or omit to state a fact necessary in order to make the statements contained therein not misleading in the light of the circumstances under which they were made.  To the Company’s Knowledge, none of the current executive officers or directors of the Company during the previous five years have been (i) subject to a voluntary or involuntary petition under the federal bankruptcy laws or any state insolvency law or the appointment of a receiver, fiscal agent or similar officer by a court for his or her business or property or (ii) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses).

3.24 Securities Act. The Company has filed all forms, reports and documents (the "SEC Documents") required to be filed by it with the Commission pursuant to the Securities Act and/or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be, and the rules and regulations of the Commission thereunder through the date of this Agreement. As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Securities Act and/or the Exchange Act, as the case may be, and the rules and regulations of the Commission thereunder applicable to such SEC Documents, and were complete and correct in all material respects, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Subject to the accuracy of Investor’s representations in Article V hereof, the offer, sale and issuance of the Note in conformity with the terms of this Agreement and the other Transaction Documents, constitute or will constitute transactions exempt from the registration and prospectus delivery requirements of the Securities Act, and the qualification or registration requirements of any applicable state securities laws as such laws exist on the date hereof, and neither the Company nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemption.

3.25 Use of Proceeds.  Section 3.25 of the Disclosure Schedule sets forth the use of the proceeds from the sale of the Note.

4.    REPRESENTATIONS, WARRANTIES AND CERTAIN AGREEMENTS OF INVESTOR. Investor hereby represents and warrants to, and agrees with, the Company that:

4.1       Investment for Own Account.  The Note is being or will be acquired for Investor's own account, for investment and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act, or applicable state securities laws.

4.2       No Registration.  Investor understands that (a) the Note has not been registered under the Securities Act by reason of their issuance in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act pursuant to Section 4(2) thereof and have not been qualified under any state securities laws on the grounds that the offering and sale of securities contemplated by this Agreement are exempt from registration thereunder, and (b) the Company's reliance on such exemptions is predicated on Investor's representations set forth herein.  Investor understands that the resale of the Note may be restricted indefinitely, unless a subsequent disposition thereof is registered under the Securities Act and registered under any state securities law or is exempt from such registration.

4.3       Accredited Investor.  Investor is an “accredited investor” as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act, and is able to bear the economic risk of the purchase of the Note pursuant to the terms of this Agreement and the other Transaction Documents, including a complete loss of Investor's investment in the Note.  Investor understands that the purchase of the Note involves substantial risk. Investor: (i) has experience as an investor in securities of companies in the exploration stage and acknowledges that Investor is able to fend for itself, can bear the economic risk of Investor's investment in the Securities and has such knowledge and experience in financial or business matters that Investor is capable of evaluating the merits and risks of this investment in the Note and protecting its own interests in connection with this investment and/or (ii) has a preexisting personal or business relationship with the Company and certain of its officers, directors or controlling persons of a nature and duration that enables such Investor to be aware of the character, business acumen and financial circumstances of such persons.

4.4       Power and Authority.  Investor has the full right, power and authority to enter into and perform its obligations under this Agreement, and this Agreement constitutes valid and binding obligations of Investor, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar Laws affecting creditors’ rights generally and general principles of equity.

4.5       No Approvals.  No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority on the part of Investor is required in connection with the valid execution and delivery of this Agreement, the consummation by Investor of the transactions contemplated hereby, the performance by Investor of its obligations hereunder, or the purchase of the Note.

4.6       Non-contravention.  The execution and delivery by Investor of this Agreement, the consummation by Investor of the transactions contemplated hereby, the performance by Investor of its obligations hereunder, and the purchase of the Note, do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to a loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties or assets of Investor, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of (i) Investor’s organizational documents, as amended, and as in effect on the date hereof, (ii) any agreement to which Investor is a party or otherwise bound or otherwise under which Investor has rights or benefits, or (iii) any Law or Order; in each case applicable to Investor or any of its properties or assets.

4.7       Disclosure of Information.  Investor has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the Note.  The Investor further has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Note and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to Investor or to which Investor had access. The foregoing, however, does not in any way limit or modify the representations and warranties made by the Company in Section 3.

5.    CERTAIN COVENANTS AND ACKNOWLEDGMENTS.

5.1       Transfer Restrictions.  The Investor acknowledges that (1) the Note has not been and is not being registered under the provisions of the Securities Act or any state securities laws, and that the Note may not be transferred, unless (A) subsequently registered thereunder or (B) the Investor shall have delivered to the Company an opinion of counsel, reasonably satisfactory in form, scope and substance to the Company, to the effect that the Note to be sold or transferred may be sold or transferred pursuant to an exemption from such registration; (2) any sale of the Note made in reliance on Rule 144 may be made only in accordance with the terms of said Rule and further, if said Rule is not applicable, any resale of such Note under circumstances in which the seller, or the Person through whom the sale is made, may be deemed to be an underwriter, as that term is used in the Securities Act, may require compliance with some other exemption under the Securities Act or the rules and regulations of the SEC thereunder; and (3) neither the Company nor any other Person is under any obligation to register the Note under the Securities Act or to comply with the terms and conditions of any exemption thereunder.

5.2       Restrictive Legend.  The Investor acknowledges and agrees that, until such time as the Note has been registered under the Securities Act and sold in accordance with an effective registration statement or in accordance with Rule 144, the certificates and other instruments representing the Note shall bear a restrictive legend in substantially the following form:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES OR THE COMPANY SHALL HAVE RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT OR UNLESS SOLD PURSUANT TO, AND IN ACCORDANCE WITH, RULE 144 OR RULE 144A UNDER THE ACT OR OUTSIDE THE UNITED STATES IN ACCORDANCE WITH RULE 904 OF REGULATION S UNDER THE ACT AND IN COMPLIANCE WITH APPLICABLE LOCAL LAWS AND REGULATIONS.

6.    CONDITIONS TO INVESTOR’S OBLIGATIONS AT CLOSING. The obligations of the Investor to purchase the Note and to make the Loan under this Agreement are subject to the fulfillment or waiver, on or before the Closing, of each of the following conditions:

6.1       Each of the representations and warranties of the Company and each subsidiary contained in Section 3 shall be true and correct in all material respects as of the date when made and as of the Closing as though made on and as of such date.

6.2       The Company and each subsidiary shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing and shall have obtained (or will obtain within (10) business days following the Closing) all approvals, consents and qualifications necessary to complete the purchase and sale of the Note described herein.

6.3       No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by this Agreement.

6.4       Since the date of execution of this Agreement, no event or series of events shall have occurred that reasonably could have or result in a Material Adverse Effect.

6.5       The execution and delivery of this Agreement and the Note by the Company.

7.    CONDITIONS TO THE COMPANY’S OBLIGATIONS AT CLOSING. The obligations of the Company to the Investor under this Agreement are subject to the fulfillment or waiver on or before the Closing of each of the following conditions by the Investor:

7.1       The representations and warranties of the Investor contained in Section 4 shall be true and complete in all material respects on the date of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing.

7.2       No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by this Agreement.

7.3       Delivery by the Investor to the Company of an amount in readily available funds equal to the Loan in accordance with this Agreement.

8.    TERMINATION.

8.1      Termination of Agreement.  The parties hereto may terminate this Agreement as provided below:

(a)         Investor and the Company may terminate this Agreement by mutual written consent at any time prior to the Closing.

(b)         Investor may terminate this Agreement by giving written notice to the Company at any time prior to the Closing in the event that (i) the Company is in breach of any covenant contained in this Agreement and such breach is not cured within 30 days after receipt by the Company of a written notice from Investor of such breach; or (ii) the representations and warranties of the Company contained in this Agreement shall have been untrue on the date when made (or in the case of any representations or warranties that are made as of a different date or period, as of such different date or period), but only to the extent that such breach or inaccuracy of a representation or warranty is not cured within 30 days after receipt of the applicable notice by the Company.

(c)         The Company may terminate this Agreement by giving written notice to Investor at any time prior to the Closing in the event (i) Investor is in breach of any covenant contained in this Agreement and such breach is not cured within 30 days after receipt by Investor of a written notice from the Company of such breach unless such breach involves the failure to deliver the Purchase Price, in which case, the Investor shall only have five days to cure such breach; or (ii) the representations and warranties of Investor contained in this Agreement shall have been untrue on the date when made (or in the case of any representations or warranties that are made as of a different date or period, as of such different date or period), but only to the extent that such breach or inaccuracy of a representation or warranty is not cured within 30 days after receipt of the applicable notice by Investor.

8.2      Effect of Termination.  If any party terminates this Agreement pursuant to Section 8, all obligations of the parties hereunder will terminate without liability of any party to the other party; provided, that the provisions of Section 9 will survive termination and remain in full force and effect; and provided, further, that no such termination shall release any party of liability to any other party for damages or otherwise by reason of the breach of any of the provisions of this Agreement.

9.      POST-CLOSING COVENANTS.  Each party acknowledges that the other could be irreparably damaged if confidential information concerning the business and affairs of the other were disclosed to or utilized on behalf of any person.  Each party covenants and agrees with the other that, except as otherwise provided in this Agreement, such party will not, at any time, directly or indirectly, without the prior written consent of the other, divulge, or permit any of its partners, employees, agents or affiliates to divulge to any person any non–public information concerning the business or financial or other affairs, or any of the methods of doing business used by the other, nor release any information provided pursuant to or concerning this Agreement or the transaction contemplated by this Agreement if such release is intended for, or may result in, its public dissemination. The foregoing requirements of confidentiality shall not apply to information:  (i) that is now or in the future becomes freely available to the public through no fault of or action by the using or disclosing party; (ii) that is in the possession of, or was used by, the disclosing party prior to the time such information was obtained from the Company or that is independently acquired by the using or disclosing party without the aid, application or use of such other information; (iii) that is obtained or used by the disclosing party in good faith without knowledge of any breach of a secrecy arrangement from a third party; (iv) that is required to be disclosed by applicable law or order of government agency or self-regulatory body; or (v) that is disclosed in connection with any bona-fide offer to purchase any shares in the Company; provided that the proposed transferor obtains an undertaking from the proposed transferee to keep such information confidential in accordance with the provision of this Section 9.1  prior to such disclosure. The Investor and the Company agree to consult with each other (and to take into consideration any comments reasonably raised by any such party) prior to the dissemination of any press release or public communication concerning this Agreement or the transaction contemplated by this Agreement.  Any such press release or public communication shall be subject to the approval of both the Company and Investor. This Section 9 will survive termination of this Agreement.

10.   GENERAL PROVISIONS.

10.1     Survival of Warranties; Investigation. The representations, warranties and covenants of the Company and Investor contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing.  It shall be no defense to an action for breach of this Agreement that Investor or its agents have (or have not) made investigations into the affairs of the Company or that the Company could not have known of the misrepresentation or breach of warranty.  Damages for breach of a representation or warranty or other provision of this Agreement shall not be diminished by alleged tax savings resulting to the complaining party as a result of the loss complained of.

10.2 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.

10.3 Governing Law; Jurisdiction. Any dispute, disagreement, conflict of interpretation or claim arising out of or relating to this Agreement, or its enforcement, shall be governed by the laws of the State of New York.  The Company and Investor hereby irrevocably and unconditionally submit, for themselves and their property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to above.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices below.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.   EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.4     Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.  A telefaxed copy of this Agreement shall be deemed an original.

10.5     Headings. The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.  All references in this Agreement to sections, paragraphs, exhibits and schedules shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits and schedules attached hereto, all of which exhibits and schedules are incorporated herein by this reference.

10.6     Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, to the addresses set forth below:

If  to the Company:

China New Energy Group Company
Block B1, 18/F, No. 85, Nanjing Road
Tianjin Emperor Place
Heping District, Tianjin 300040
People's Republic of China
Facsimile: ______________

with a copy to, which shall not constitute notice hereunder,

Guzov Ofsink, LLC
600 Madison Avenue, 14th Floor
New York, NY 10022

Attention: Darren L. Ofsink, Esq.
Facsimile No: 212-688-7273

If to Investor:

____________
____________
____________
____________
____________

Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when transmitted by telecopier or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.  Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

10.7     Costs, Expenses. Each party hereto shall bear their own costs in connection with the preparation, execution and delivery of this Agreement.

10.8     Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Investor.   No delay or omission to exercise any right, power, or remedy accruing to the Investor, upon any breach, default or noncompliance of the Company under this Agreement shall impair any such right, power, or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring.  All remedies, either under this Agreement, by law, or otherwise afforded to the Investor, shall be cumulative and not alternative.

10.9     Severability.   If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

10.10 Entire Agreement.  This Agreement, together with all exhibits and schedules hereto, constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings duties or obligations between the parties with respect to the subject matter hereof.

10.11 Further Assurances. From and after the date of this Agreement, upon the request of the Investor or the Company, the Company and the Investor shall execute and deliver such instruments, documents or other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

[Signature Pages Follow]

In Witness Whereof, the parties hereto have executed this Agreement as of the date first written above.

THE COMPANY:

CHINA NEW ENERGY COMPANY

By:
Name: Yang Kan Chong
Title: Chief Executive Officer

THE INVESTOR:

By:
Name:
Title:

Exhibit A

Form of Note

(SEE EXHIBIT 10.5 TO THIS 8-K)

CHINA NEW ENERGY GROUP COMPANY

DISCLOSURE SCHEDULES

These Disclosure Schedules (“Disclosure Schedules”) are being delivered by China New Energy Group Company, a Delaware corporation (the “Company”), in connection with the Note Purchase Agreement (the “Agreement”), dated as of September 14, 2010, by and among the Company and Vicis Capital Master Fund (the “Investor”).  Unless the context otherwise requires, all capitalized terms used in these Disclosure Schedules shall have the respective meanings assigned to them in the Agreement.  Any information disclosed herein under the heading of a particular section or subsection of the Agreement shall be deemed to apply to any other section or subsection of these Disclosure Schedules to the extent such disclosure reasonably relates.

The representations, warranties, covenants and agreements made by the Company set forth in the Agreement are hereby excepted to the extent disclosed hereafter.  The sections in these Disclosure Schedules correspond to the section numbers in the Agreement which are modified by the disclosures.  The disclosures in these Disclosure Schedules shall modify and relate to the representations, warranties, covenants and agreements in the Section of the Agreement to which they expressly refer (whether or not specific cross-references are made in the Agreement).  Unless otherwise stated, all statements made herein are made as of the date of the execution of the Agreement.  These Disclosure Schedules are incorporated by reference to the Agreement and should be considered an integral part of the Agreement.

No reference to or disclosure of any item or other matter in these Disclosure Schedules shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in these Disclosure Schedules.  No disclosure in these Disclosure Schedules relating to any possible breach or violation of any agreement, law or regulation shall be construed as an admission or indication that any such breach or violation exists or has actually occurred, and nothing in these Disclosure Schedules constitutes an admission of any liability or obligation of the Company to any third party, nor an admission against the Company’s interests.

Schedule 3.1

Organization and Good Standing

Delaware.

Our subsidiaries are set forth in the diagram below:

Schedule 3.2(b)

Options, Warrants, Reserved Shares, Treasury Stock

On March 28, 2008, the Company issued common stock purchase warrants to each of Fountainhead Capital Management Limited (“Fountainhead”) and La Pergola Investments Limited (“La Pergola”) for the purchase of a number of shares of its common stock equal to an aggregate of two percent (2%) of the Company’s issued and outstanding common stock as of immediately after the closing of the Company’s next private placement transaction in which it receives gross proceeds of at least $8 million. Following the closing of the Series A Financing, the aggregate number of shares issuable to Fountainhead and La Pergola is 3,560,194. The term of the warrants is 5 years and each has an exercise price equal to 150% of the purchase price per share paid by the investors in such private placement transaction, provided that if securities other than the shares of common stock are issued in such private placement transaction, then the exercise price shall be 150% of the price attributable to a share of common stock at the valuation attributable to the Company in the transaction on “post-money” basis.

In connection with the Series A Financing, the Company issued warrants to purchase an aggregate of 13,001,608 shares of its common stock to China Hand’s designees and warrants to purchase an aggregate of 6,460,805 shares of its common stock to Kuhns Brothers, Inc. and its designees, at an initial exercise price of $0.187 per share (subject to adjustments).  The term of these warrants is 5 years.

On March 28, 2008, the Company entered into the Registration Rights Agreement with Fountainhead and La Pergola pursuant to which the Company granted piggyback registration rights to each of Fountainhead and La Pergola to include all shares of the Company’s common stock held by each of Fountainhead and La Pergola, including all shares of our common stock issuable to each of Fountainhead and La Pergola upon the exercise, conversion or exchange of other securities held by Fountainhead and La Pergola, including the warrants.  .

On August 8, 2008, in connection with the Series A Financing, the Company, Fountainhead, La Pergola and China Hand entered into a Letter Agreement whereby the parties agreed that the securities of the Company held by Fountainhead and La Pergola will be included in the Registration Statement filed in connection with Series A Securities Purchase Agreement, provided, however, that if the SEC issues a comment pursuant to Rule 415 of the Securities Act of 1933, as amended, and requires that the Company amend the Registration Statement to reduce the size of the offering covered by the Registration Statement, the securities of the Company held by China Hand will have priority over the securities held by the Fountainhead parties with respect to removing securities from the Registration Statement, such that so long as any securities held by the Fountainhead parties remain in the Registration Statement, all of the securities held by China Hand will remain in the Registration Statement.

On April 30, 2009, China New Energy Group Company (the “Company”) entered into a Series B Convertible Preferred Stock Securities Purchase Agreement (the “SPA”) with China Hand Fund I L.P. (“China Hand”).

Pursuant to the SPA, on May 1, 2009, the Company issued and sold to China Hand, and China Hand purchased from the Company, 1,116,388 shares of the Company’s Series B Convertible Preferred Stock (“Series B Preferred Stock”) and warrants (the “Warrants”) to purchase 7,814,719 shares of its Common Stock at an initial exercise price of $0.187 per share (subject to adjustments) for a period of five (5) years following the date of issuance for an aggregate purchase price of $5,400,000 (the “Private Placement”).

Additionally, the Company agreed to make good provisions that will require the Company to issue to China Hand up to 334,916 additional shares (the “Make Good Shares”) of its Series B Preferred Stock if it does not achieve an audited after-tax net income of $5.0 million for the year ending December 31, 2009 (the “2009 Income Target”); if the Company is successful in achieving the 2009 Income Target, China Hand will transfer 22,327 shares of its Series B Preferred Stock to certain members of the Company’s management, which shares have been deposited into an escrow account. The Company also agreed to issue to China Hand 27,910 shares of Series B Preferred Stock if the Company’s Common Stock is not listed for trading on a national securities exchange on or before January 31, 2010 (the “Listing Shares”).

In connection with the signing of the SPA, on April 30, 2009, the Company also entered into a Closing Escrow Agreement by and among the Company, China Hand and Escrow LLC (the “Escrow Agent”), pursuant to which China Hand agreed to deposit all funds due to the Company under the SPA in escrow until such time as all closing conditions of the SPA have been satisfied and the Escrow Agent shall have received notice, executed by both the Company and China Hand, instructing the Escrow Agent to release such funds to the Company. The Closing Escrow Agreement terminates upon the release of all funds from escrow as described above, or upon the 90th day following the date of the Closing Escrow Agreement if no such instructions to disburse funds is received by the Escrow Agent, on which date all such funds will be returned to China Hand.

On May 1, 2009, the company and China Hand consummated the Private Placement and all of the Series B Preferred Stock and the Warrants were sold to China Hand and payment was received for such securities by the Company. Kuhns Brothers Securities Corporation (“Kuhns Brothers”) acted as placement agent in connection with the Private Placement. As compensation for its services, Kuhns Brothers received a cash fee equal to $540,000, representing 10% of the gross proceeds received from the Private Placement, as well as warrants to purchase 3,907,358 shares of the Company’s Common Stock (the “Agent Warrants”), representing 10% the aggregate number of shares of common stock issuable to China Hand in the Private Placement upon conversion of the Preferred Stock.

In connection with the closing of the Private Placement, the Company and China Hand amended and restated that certain registration rights agreement between the Company and China Hand dated August 20, 2008. Pursuant to the Amended and Restated Registration Rights Agreement (the “Amended and Restated Registration Rights Agreement”), among other things, the Company agreed to register all of the shares of common stock underlying the securities issued to China Hand in the Private Placement, as well as the private placement that was consummated on August 20, 2008 (collectively, the “Shares”) within a pre-defined period. Under the terms of the Amended and Restated Registration Rights Agreement, the Company is obligated to file a registration statement (the “Registration Statement”) under the Securities Act of 1933 covering the resale of the Shares by May 30, 2009. The Company is subject to registration delay payments in amounts prescribed by the Amended and Restated Registration Rights Agreement if it is unable to file the Registration Statement, cause it to become effective or maintain its effectiveness as required by the Amended and Restated Registration Rights Agreement. Registration delay payments will accrue at a rate of $54,000 per month or one percent (1%) of the gross proceeds of the Private Placement; provided that the maximum aggregate amount of the registration delay payments pursuant to the Amended and Restated Registration Rights Agreement is $810,000, or fifteen percent (15%) of the gross proceeds of the Private Placement.

Schedule 3.2(c)

Security Holders

Following is a copy of the Company’s current Series A&B Preferred Stock Ledger and Warrant Register.  Attached is a list of registered stockholders as of  September 14, 2010 from the Company’s transfer agent.

CHINA NEW ENERGY GROUP COMPANY

Series A Preferred Stock Ledger

Name of Holder	Number of Shares	From Whom Transferred	Balance
New World Power, LLC	321,213	Original Issue	321,213
Mary E. Fellows	107,071	Original Issue	107,071
Dr. You-Su Lin	107,071	Original Issue	107,071
Fang Chen	13,903	Original Issue	13,903
Vicis Capital Master Fund	1,546,184	Original Issue	1,546,184
Tie Li	3,476	Reissued from James Li	3,476

			2,098,918

Series B Preferred Stock Ledger

Name of Holder	Number of Shares	Date Issued	From Whom Transferred	Balance
Vicis Capital Master Fund	1,116,388	08/20/08	Original Issue	1,116,388

				1,116,388

CHINA NEW ENERGY GROUP COMPANY
Warrant Register

Warrant No.	Name of Warrant Holder	No. of Shares Underlying Warrant	Date Issued	Expiration Date	Exercise Price	Event (exercise; transfer; cancellation)	Event Date	New Warrant No.	No. of Underlying Shares Transferred/ Cancelled	Number of Shares issued upon Exercise	Consideration Paid (cash exercise or cashless exercise)	No. of outstanding shares underlying Warrant
	Fountainhead Capital Management Limited	3,026,165	03/28/08	03/27/13	*							3,026,165
	La Pergola Investments Limited	534,029	03/28/08	03/27/13	*							534,029
W-A-08-1	Kuhns Brothers, Inc.	2,351,846	08/20/08	08/19/13	$0.187							2,351,846
W-A-08-2	Gregory Dryer	1,115,698	08/20/08	08/19/13	$0.187							1,115,698
W-A-08-3	John D. Kuhns	1,763,885	08/20/08	08/19/13	$0.187							1,763,885
W-A-08-4	Mary E. Fellows	587,962	08/20/08	08/19/13	$0.187							587,962
W-A-08-5	Samuel Shoen	534,511	08/20/08	08/19/13	$0.187							534,511
W-A-08-6	Paul Kuhns	106,902	08/20/08	08/19/13	$0.187							106,902
W-A-08-7	New World Power, LLC	1,989,737	08/20/08	08/19/13	$0.187							1,989,737
W-A-08-8	Mary E. Fellows	663,246	08/20/08	08/19/13	$0.187							663,246
W-A-08-9	You-Su Lin	663,246	08/20/08	08/19/13	$0.187							663,246
W-A-08-10	Fang Chen	86,122	08/20/08	08/19/13	$0.187							86,122
W-A-08-11	James Li	21,531	08/20/08	08/19/13	$0.187	Reissued in new name	10/08/08	W-A-08-13	21,531	N/A	N/A	0
W-A-08-12	Vicis Capital Master Fund	9,577,727	08/20/08	08/19/13	$0.187							9,577,727
W-A-08-13	Tie Li	21,531	08/20/08	08/19/13	$0.187							21,531
										0	$0.00	23,022,607

* On March 28, 2008, the Company issued common stock purchase warrants to each of Fountainhead Capital Management Limited and La Pergola Investments Limited for the purchase of a number of shares of its common stock equal to an aggregate of two percent (2%) of the Company’s issued and outstanding common stock as of immediately after the closing of the Company's next private placement transaction in which it receives gross proceeds of at least $8 million.  Each has an exercise price equal to 150% of the purchase price per share paid by the investors in such private placement transaction, provided that if securities other than the shares of common stock are issued in such private placement transaction, then the exercise price shall be 150% of the price attributable to a share of common stock at the valuation attributable to the Company in the transaction on “post-money” basis.

Warrant No.	Name of Warrant Holder	No. of Shares Underlying Warrant	Date Issued	Expiration Date	Exercise Price	Event (exercise; transfer; cancellation)	Event Date	New Warrant No.	No. of Underlying Shares Transferred/ Cancelled	Number of Shares issued upon Exercise	Consideration Paid (cash exercise or cashless exercise)	No. of outstanding shares underlying Warrant
W-A-09-001	Vicis Capital Master Fund	7,814,719	05/2009	05/01/14	$0.187							7,814,719
W-A-09-002	Kuhns Brothers, Inc.	1,587,239	05/20/09	05/01/14	$0.187							1,587,239
W-A-09-003	John D. Kuhns	793,619	05/20/09	05/01/14	$0.187							793,619
W-A-09-004	Mary E. Fellows	571,406	05/20/09	05/01/14	$0.187							571,406
W-A-09-005	Samuel Shoen	360,736	05/20/09	05/01/14	$0.187							360,736
W-A-09-006	Paul Kuhns	72,147	05/20/09	05/01/14	$0.187							72,147
W-A-09-007	Tie Li	300,000	05/01/09	05/01/14	$0.187							300,000
W-A-09-008	Judith Chang	222,211	05/20/09	05/01/14	$0.187							222,211
										0	$0.00	11,722,077

Schedule 3.4

Noncontravention

None.

Schedule 3.6(a)

Subsidiaries

Subsidiary	Jurisdiction of Organization	Capital Stock	Foreign Business Licenses
Willsky Development, Ltd.	BVI		N/A

Tianjin SingOcean Public Utility Development Co., Ltd.	PRC		N/A

Qinhuangdao Chensheng Gas Co. Ltd.	PRC		N/A

Tianjin SingOcean Public Utility Development Co., Ltd. – Acheng Division	PRC	Division of SingOcean. Not separate legal entity.	N/A

Tianjin SingOcean Public Utility Development Co., Ltd. – Daishiquiao Division	PRC	Division of SingOcean. Not separate legal entity.	N/A

Below is the Company’s organizational chart.

Schedule 3.6(c)

Subsidiaries; Cooperation Agreements

None.

Schedule 3.8

Absence of Certain Changes and Events

None.

Schedule 3.11(a)

Owned Real Property

There is no private land ownership in China. Individuals and companies are permitted to acquire land use rights for specific purposes.

The Company has rights to 10,000 square meters of land in Dashiqiao city.  The land use right was granted by the Dashiqiao government on August 29th, 2005, and such grant expires on March, 12, 2045.

The Company has rights to 20,731 square meters of land in Acheng city.  The land use right was granted by the Acheng government on August 20, 2003, and such grant expires on August 20, 2053.

The Company has ownership rights to 283.77 square meters of building which is located at Jianshe Road West, Nandai He, Funing county. The number for the Building Ownership Certificate is Q8684. The Company also has rights to 4911.16 square meters of land in Jianshe Road West, Nandai He, Funing county. The land use right was granted by the Funing government, and such grant will expire on February 25, 2057. These two properties have been mortgaged to Qinhuangdao Branch of Transportation Bank Co. Ltd (the “Qinhuangdao”). The value of these two properties will provide ceiling guarantee for all the major contracts entered between the Company and Qinhuangdao from June 10th, 2010 through June 10th 2013.The maximum credit that is under this ceiling guarantee is RMB 1,500,000.

Wuyuan County Zhongran Gas Co., Ltd. has right to a parcel of land in Wuyuan County for which a Land Use License Certificate is just in process. This land is not mortgaged to any party.

The Company also owns natural gas pipelines in three cities, with a total length of approximately 112km, including 40km in Acheng, 60km in Dashiqiao and 12km in Nandaihe.  The Company also has 10,000 square meters of land in Acheng, 20,731 square meters of land in Dashiqiao and 4,611 square meters which may potentially contain natural gas reserves.

Schedule 3.11(b)

Leased Real Property

The Company’s office in Tianjin, which has 1076.95 square meters, is located at level 18, building B1, Junlong Square, Nanjing Road South, Heping District, Tianjin, China. The office is owned by Tianjin Singhai Gangtong Physical Distribution Co., Ltd. Pursuant to the terms of the lease, the Company may use the office space during the period from May 10, 2010 through May 9, 2012 at a monthly rental charge of RMB 77,540 and a monthly maintenance charge of RMB 25,846.8.

Schedule 3.12(a)

Intellectual Property

None.

Schedule 3.12(c)

Intellectual Property Infringement

None.

 Schedule 3.13(a)

Contracts

1.	Equity Transfer Agreement , dated March 17, 2010, between Tianjin Xinhai Public Utilities Development Co., Ltd., and Hunan Zhongyouzhiyuan Gas Co., Ltd..

2.	Equity Transfer Agreement , dated March 8, 2010, between the Company and Mr. Tang Zhixiang

3.	Agreement, dated February 1, 2010, among Willsky Development, Ltd., Flying Dragon Investment Management Limited, Flying Dragon Resource Development Limited and China New Energy Group Company.

4.	Supplementary Agreement, dated February 2, 2010, among Willsky Development, Ltd. and Zhanhua Jiutai Gas Co..

5.	Supplementary Agreement, dated January 31, 2010, among Willsky Development, Ltd., Flying Dragon Resource Development Limited and Flying Dragon Investment Management Limited.

6.
Equity Interest Purchase Agreement, dated January 5, 2010, among  Willsky Development, Ltd. , Flying Dragon Resource Development Limited and Flying Dragon Investment Management Limited to acquire all of the outstanding equity interest of Fuzhou Flying Dragon Zhongran Gas Inc..

7.	Asset Purchase Agreement, dated December 22, 2009, between Tianjin SingOcean Public Utilities Development Co., Ltd.and Harbin Hengsheng Real Estate Development Co., Ltd.

8.
Equity Interest Purchase Agreement, dated December 16, 2009, between Willsky Development, Ltd. and Flying Dragon Investment Management Limited to acquire all of the outstanding equity interest of Wuyuan County Zhongran Gas Inc.

9.
Equity Interest Purchase Agreement, dated December 16, 2009, between Willsky Development, Ltd. and Flying Dragon Resource Development Limited to acquire all of the outstanding equity interest of Fuzhou City Lean Zhongran Gas Inc.

10.
Equity Interest Purchase Agreement, dated December 12, 2009, between Qinhuangdao Chensheng Gas Co., Ltd. and Zhanhua Jiutai Gas Co..  Qinhuangdao subsequently assigned its rights under the Jiutai agreement to Willsky Development, Ltd.

11.	Employment Agreement, dated September 25, 2009, between the Company and Mr.Yu.

12.	Employment Agreement, dated May 11,2009 by and between the Company and Yangkan Chong

13.	Waiver, dated April 30, 2009, among the Company and China Hand Fund I, LLC.

14.	Series B Convertible Preferred Stock Securities Escrow Agreement, dated April 30, 2009, among the Company, China Hand Fund I, LLC and Escrow, LLC.

15.	Amended and Restated Registration Rights Agreement, dated April 30, 2009, among the Company and China Hand Fund I, LLC.

16.	Closing Escrow Agreement, dated April 30, 2009, among the Company, China Hand Fund I,LLC and Escrow LLC.

17.	Series B Convertible Preferred Stock Securities Purchase Agreement (the “SPA”), dated April 30, 2009, between the Company and China Hand Fund I, LLC

18.	Letter Agreement between the Company and China Hand Fund I, L.P., dated August 20, 2008.

19.
Shareholders Agreement, among the Company, China Hand Fund I, L.P., Quick Rise Investments Limited, Waterpower Investments Limited and Eternal International Holding Group Limited, dated August 20, 2008.

20.	Securities Escrow Agreement, among the Company, China Hand Fund I, L.P. and Escrow LLC, dated August 20, 2008.

21.	Registration Rights Agreement, between the Company and China Hand Fund I, L.P., dated August 20, 2008.

22.	Closing Escrow Agreement, among the Company, China Hand Fund I, L.P. and Escrow LLC, dated August 8, 2008.

23.	Series A Convertible Preferred Stock Securities Purchase Agreement, between the Company and China Hand Fund I, L.P., dated August 8, 2008.

24.	Share Exchange Agreement, dated March 28, 2008, among the Company, Willsky Development, Ltd. and its shareholder.

25.	Redemption Agreement, dated March 28, 2008, among the Company, Fountainhead Capital Management Limited and La Pergola Investments Limited.

26.	Convertible Promissory Note, dated March 28, 2008, by the Company in favor of Fountainhead Capital Management Limited.

27.	Convertible Promissory Note, dated March 28, 2008, by the Company in favor of La Pergola Investments Limited.

28.	Anti-Dilution Agreement, dated March 28, 2008, among the Company and Fountainhead Capital Management Limited.

29.	Anti-Dilution Agreement, dated March 28, 2008, among the Company and La Pergola Investments Limited.

30.	Common Stock Purchase Warrant issued to Fountainhead Capital Management Limited, dated March 28, 2008.

31.	Common Stock Purchase Warrant issued to La Pergola Investments Limited, dated March 28, 2008.

32.	Piggyback Registration Rights Agreement, dated March 28, 2008, by and among the Company, Fountainhead Capital Management Limited and La Pergola Investments Limited.

33.
Contract of the Gas Pipeline Installment Project in Tiancheng Community in Acheng City, dated August 8, 2007, between Tianjin Singocean Public Utility Development Co., Ltd. and China North Industry Installment Company.

34.
Contract of the Gas Pipeline Installment Project in Saiside Community in Dashiqiao City, dated July 5, 2007, between Tianjin Singocean Public Utility Development Co., Ltd. and No.1 Branch of Tianjin Quanzhou Construction Project Co., Ltd.

35.	Contract of the Gas Pipeline Installment Project in Communities in Hunchun City, dated March 2, 2007, between Hunchun Singocean Gas Project Co., Ltd. and Tianjin Lianyi Gas Related Project Co., Ltd.

36.	Investment Agreement of Gas Pipe Project Construction in A Cheng, dated June 10, 2005, between Construction Bureau of A Cheng and Tianjin Singocean Public Utilities Development Co. Ltd.

37.	Methane Supply Agreement, dated March 4, 2004, between Fuxin Hongdi New Energy Co. Ltd. and Tianjin Singocean Gas Engineering Co. Ltd.

38.	Agreement, dated February 9, 2004, between Municipal Government of Hunchun City and Tianjin Singocean Gas Co. Ltd.

39.	Da Shi Qiao Gas Pipeline Construction Project Investment Agreement between Da Shi Qiao Urban and Rural construction Bureau and TianJin Singocean Gas Co Ltd.

40.	Gas Pipeline Project Agreement between Hunchun Real Estate Bureau and Hunchun SingOcean.

41.	Gas Pipeline Project Agreement between Dashiqiao Gas Management Office and Tianjin SingOcean.

42.	Gas supply pipeline construction contract between Dalian LuBo Real Estate Development Co., Ltd. and Tianjin Sing Ocean Public Utility Development Co., Ltd.

43.	Compressed Coal Bed Methane Supply Agreement between Fuxin Dali Gas Co., Ltd. and Tianjin Singocean Public Utility Development Co., Ltd.

44.	Compressed Coal Bed Methane Supply Agreement between Fuxin Dali Gas Co. Ltd and Tianjin Singocean Public Utilities Development Co. Ltd.

Schedule 3.14(d)

Consents

None.

Schedule 3.15(b)

Employees

None.

Schedule 3.17

Insurance

The Company has the following insurance.

Type of Insurance 保险种类（保险名称）	Insurance Company 保险公司名称	Premium 保费	Amount of Insurance 保险金额
机动车商业保险 Motor Vehicle Commercial Insurance	安邦财产保险股份有限公司 Anbang Property Insurance Co., Ltd.	6222.26元 RMB 6222.26 yuan

机动车商业保险 Motor Vehicle Commercial Insurance	安邦财产保险股份有限公司 Anbang Property Insurance Co., Ltd.	11111.50 RMB11111.50 yuan

机动车商业保险 Motor Vehicle Commercial Insurance	中国太平洋财产保险股份有限公司 China Pacific Property Insurance Co., Ltd.	6664.33元 RMB 6664.33 yuan

机动车交通事故责任强制保险单 Compulsory Insurance for Traffic Accident of Motor –Driven Vehicle	太平财产保险有限公司 China Pacific Property Insurance Co., Ltd.	1000元 RMB 1000 yuan

机动车交通事故责任强制保险单 Compulsory Insurance for Traffic Accident of Motor –Driven Vehicle	太平洋保险 China Pacific Property Insurance Co., Ltd.	950元 RMB 950 yuan

机动车交通事故责任强制保险单 Compulsory Insurance for Traffic Accident of Motor –Driven Vehicle	安邦财产保险股份有限公司 Anbang Property Insurance Co., Ltd.	1017元 RMB 1017 yuan

Schedule 3.20

No Brokers

None.

Schedule 3.22

Related Party Transactions

None.

Schedule 3.25

Use of Proceeds

The proceeds will be used for the Company’s acquisition of at least 70% of the equity interests in Beijing Century Dadi Gas Engineering Co., Ltd. and/or its Affiliates.